Exhibit 99.1

Piedmont Office Realty Trust Reports Fourth Quarter Results

- Provides 2011 Guidance -

ATLANTA, February 10, 2011 — Piedmont Office Realty Trust, Inc. (“Piedmont” or the “Company”) (NYSE:PDM), an owner of primarily Class A properties located predominantly in the ten largest U.S. office markets, today announced its results for the quarter and year ended December 31, 2010.

Highlights for the Three Months and the Year Ended December 31, 2010:

•	Listed on the New York Stock Exchange in February 2010.

•

Achieved funds from operations (“FFO”) for the fourth quarter of $0.39 per diluted share compared to $0.44 per diluted share for the same quarter in 2009; and FFO for the year of $1.59 per diluted share compared to $1.51 per diluted share for 2009.

•

Leased over 780,000 square feet in the quarter at the Company’s 75 consolidated office properties, including 389,000 square feet of renewal leases and 394,000 square feet of new leases and signed over 2.1 million square feet of leases, or 10% of its portfolio, at its consolidated office properties during the year.

•

Completed the acquisition of two office buildings in Minneapolis, MN, with approximately 384,000 combined square feet for $65.6 million, bringing the total number of acquisitions completed during the year to three.

•	Sold two non-strategic assets during the quarter; no other dispositions were made during the year.

Donald A. Miller, CFA, President and Chief Executive Officer, stated, “We were pleased with the amount of leasing that we completed during the quarter, and over the year as a whole, to high-quality tenants. While we remain focused on our core operations through cost control and actively addressing known forthcoming lease expirations, we have not lost sight of our strategic objectives. We are encouraged by increased activity in the market, both from a leasing and capital transactions perspective, and remain committed to selectively growing our portfolio through thoughtful acquisitions.”

Results for the Fourth Quarter Ended December 31, 2010

All prior period per share amounts have been retroactively restated to reflect the stockholder-approved recapitalization of our common stock. Current period per share amounts reflect the issuance of 13.8 million shares of common stock. Both the recapitalization and issuance of stock occurred during the first quarter of 2010.

Piedmont’s net income available to common stockholders was $28.7 million, or $0.17 per diluted share, for the fourth quarter of 2010, compared with net income of $25.9 million, or $0.16 per diluted share, for the fourth quarter of 2009. FFO totaled $67.9 million, or $0.39 per diluted share, for the fourth quarter of 2010 as compared to FFO of $69.5 million, or $0.44 per diluted share, for the fourth quarter of 2009. The fourth quarter of 2010 FFO results reflected approximately $0.04 in dilution per share related to the issuance of 13.8 million shares of common stock during first quarter of 2010. Adjusted FFO (“AFFO”) for the fourth quarter of 2010 totaled $38.1 million, or $0.22 per diluted share, as compared to $47.4 million, or $0.30 per diluted share, in the fourth quarter of 2009, with the decline due primarily to increased capital expenditures related to new leasing activity.

Revenues for the quarter ended December 31, 2010 totaled $151.3 million, compared to $149.4 million in the same period in 2009. Property operating expenses were $60.4 million in the fourth quarter of 2010 compared to $57.3 million in the fourth quarter of 2009. Same store net operating income for the quarter was $83.0 million, 2.7% lower than the $85.3 million for the fourth quarter of 2009, reflecting primarily the impact of rental rate roll downs on some recent new leases.

Results for the Year Ended December 31, 2010

Piedmont’s net income available to common stockholders was $120.4 million, or $0.70 per diluted share, for the twelve months ended December 31, 2010, compared with net income of $74.7 million, or $0.47 per diluted share, for the comparable 2009 period. Net income exclusive of impairment charges was $130.0 million in 2010 compared to $112.3 million in 2009. FFO for the year ended December 31, 2010, totaled $271.6 million, or $1.59 per diluted share, as compared to FFO of $239.3 million, or $1.51 per diluted share, for the year ended December 31, 2009. The 2010 FFO results reflected approximately $0.12 in dilution per share related to the issuance of 13.8 million shares of common stock during first quarter of 2010. Core FFO, which excludes impairment charges, was $281.3 million, or $1.65 per diluted share, for 2010, compared to $ 276.9 million, or $1.75 per diluted share, for 2009. The 2010 Core FFO results reflected approximately $0.12 in dilution per share related to the previously mentioned issuance of 13.8 million shares of common stock during first quarter of 2010. Adjusted FFO (“AFFO”) for the year ended December 31, 2010, totaled $215.7 million, or $1.26 per diluted share, as compared to $228.4 million, or $1.44 per diluted share, for the same period in 2009.

Revenues for the year ended December 31, 2010, totaled $588.8 million compared to $598.5 million in the same period in 2009. Property operating expenses were $217.9 million in 2010 compared to $230.6 million in 2009. Same store net operating income for the year was $347.6 million, 1.4% lower than the $352.6 million in 2009.

Leasing Update

During the fourth quarter of 2010, the Company executed leases for 783,000 square feet, all of which were office leases, spread throughout its markets. Of the leases signed in the quarter, 389,000 square feet, or 50 percent, was renewal-related and 394,000 square feet was new or expansion-related with existing tenants. As of December 31, 2010, the Company’s office portfolio was 89.2 percent leased with a weighted average lease term remaining of 5.8 years. The Company’s leased percentage increased 20 basis points from the end of the third quarter, but decreased 90 basis points year over year. That year over year decrease was primarily related to the acquisition of a vacant 142,000 square foot building in the Atlanta market at the end of the third quarter. Excluding the newly-acquired building in Atlanta from consideration, the portfolio was 89.9 percent leased as of December 31, 2010. The Company is actively managing its upcoming lease expirations, including several large 2011 and 2012 lease expirations.

A detailed presentation of the Company’s leasing activity can be found on pages 6 and 21 of its quarterly supplemental reporting package. Additional information on the quarterly supplemental reporting package can be found below.

Dividend

During the quarter ended December 31, 2010, the Company paid a quarterly dividend in the amount of $0.315 per share for all classes of common stock, bringing total dividends paid for the year ended December 31, 2010, to $1.26 per share.

Balance Sheet and Capital Markets Activities

As of December 31, 2010, Piedmont’s total gross assets were $5.3 billion with total debt of $1.4 billion. The Company’s total debt-to-gross assets ratio at the end of the fourth quarter of 2010 was 26.6 percent and the quarter’s net debt (total debt less cash and cash equivalents) to annualized core EBITDA ratio was 3.9 times. The Company’s fixed charge coverage ratio was 4.9 times. As of December 31, 2010, Piedmont had cash and capacity on its unsecured credit line of approximately $540 million. The Company has a $250 million unsecured term loan maturing in 2011.

On November 7, 2010, all of Piedmont’s 39.7 million shares of Class B-2 common stock converted on a one-for-one basis into the Company’s Class A common stock. On January 30, 2011, the final tranche of Piedmont’s Class B common stock converted on a one-for-one basis into the Company’s Class A common stock; therefore, all of the Company’s outstanding shares of common stock are now Class A common shares and traded on the New York Stock Exchange.

Acquisitions and Dispositions

As previously communicated, the Company purchased, for $65.6 million, two Class A, eight-story office buildings (the “Meridian Crossings Buildings”) containing approximately 384,000 combined rentable square feet and located in the Minneapolis, MN market. The Meridian Crossings Buildings, which were constructed in 1997 and 1998, are primarily leased through 2023 to U.S.

Bank, an existing tenant within the Piedmont portfolio. The two buildings combined are approximately 96 percent leased.

During the fourth quarter of 2010, Piedmont completed two dispositions: the sale of 111 Sylvan Avenue in Englewood Cliffs, NJ for $55 million; and the sale of a joint venture property, of which Piedmont’s proportionate share was approximately 4 percent, for $5.3 million.

Guidance for 2011

The Company introduced its financial guidance for full-year 2011 based upon management’s expectations as follows:

	Low		High

Net Income	$106	—	118	Million

Add: Depreciation & Amortization	$150	—	156	Million

Core FFO	$256	—	269	Million

Core FFO per diluted share	$1.48	—	1.56

These estimates reflect management’s view of current market conditions and incorporate certain economic and operational assumptions and projections. These estimates exclude any significant acquisitions or dispositions which would result in a change in the Company’s 2011 outlook and guidance. Actual results could differ from these estimates. Note that individual quarters may fluctuate on both a cash basis and an accrual basis due to timing of repairs and maintenance, capital expenditures, capital markets activities and one-time revenue or expense events. In addition, the Company’s guidance is based on information available to management as of the date of this release.

Non-GAAP Financial Measures

This release contains certain supplemental non-GAAP financial measures such as FFO, AFFO, Core FFO, Same store net operating income, Net income exclusive of impairment charges, and Core EBITDA. See below for definitions and reconciliations of these metrics to their most comparable GAAP metric.

Conference Call Information

Piedmont has scheduled a conference call and an audio webcast for Friday, February 11, 2011 at 10:00 A.M. Eastern Time. Dial-in numbers are (877) 407-9039 for participants in the United States and (201) 689-8470 for international participants. The conference identification number is 365345. The live audio webcast of the call may be accessed on the Company’s website at www.piedmontreit.com in the Investor Relations section. A replay of the conference call will be available until February 25, 2010, and can be accessed by dialing (877) 870-5176, or (858) 384-

5517 for international participants, followed by passcode 365345. A webcast replay will also be available after the conference call in the Investor Relations section of the Company’s website. During the audio webcast and conference call, the Company’s management team will review fourth quarter 2010 performance, discuss recent events, and conduct a question-and-answer period.

Supplemental Information

Quarterly Supplemental Information as of and for the three and twelve months ended December 31, 2010, can be accessed on the Company’s website under the Investor Relations section at www.piedmontreit.com.

About Piedmont Office Realty Trust

Piedmont Office Realty Trust, Inc. is a fully-integrated and self-managed real estate investment trust (“REIT”) specializing in the acquisition, ownership, management, development and disposition of primarily high-quality Class A office buildings located predominantly in large U.S. office markets and leased principally to high-credit-quality tenants. Since its first acquisition in 1998, the Company has acquired $5.5 billion of office and industrial properties. Rated as an investment-grade company by Standard & Poor’s and Moody’s, Piedmont has maintained a low-leverage strategy while acquiring its properties.

Forward Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such information is subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of our performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “continue” or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters. Examples of such statements in this press release include the quality of the Company’s assets; the Company’s leasing and transactional activity prospects; and the Company’s estimated range of Net Income, Depreciation and Amortization, Core FFO and Core FFO per diluted share for the year ending December 31, 2011.

The following are some of the factors that could cause our actual results and expectations to differ materially from those described in our forward-looking statements: our ability to successfully identify and consummate suitable acquisitions; current adverse market and economic conditions; lease terminations or lease defaults, particularly by one of our large lead tenants; the impact of competition on our efforts to renew existing leases or re-let space; changes in the economies and other conditions of the office market in general and of the specific markets in which we operate; economic and regulatory changes; additional risks and costs associated with directly managing properties occupied by government tenants; adverse market and economic conditions and related impairments to our assets, including, but not limited to, receivables, real estate assets and other intangible assets; the success of our real estate strategies and investment objectives; availability of financing; costs of complying with governmental laws and regulations; uncertainties associated with environmental and other regulatory matters; our ability to continue to qualify as a REIT under the Internal Revenue Code; the impact of outstanding or potential litigation; and other factors detailed in our most recent Annual Report on Form 10-K and our Quarterly Report on Form 10-Q as of and for the period ended September 30, 2010, and other documents we file with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We cannot guarantee the accuracy of any such forward-looking statements contained in this press release, and we do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Research Analysts Contact:

Eddie Guilbert

770-418-8592

research.analysts@piedmontreit.com

or

ICR Inc.

Evelyn Infurna

203-682-8346

Evelyn.infurna@icrinc.com

All Other Shareholder Inquiries, Contact:

Shareholder Relations

866-354-3485

investor.services@piedmontreit.com

Piedmont Office Realty Trust, Inc.

Consolidated Balance Sheets

Unaudited (in thousands)

	December 31, 2010	December 31, 2009

Assets:
Real estate assets, at cost:
Land	$647,653	$651,876
Buildings and improvements	3,688,751	3,663,391
Buildings and improvements, accumulated depreciation	(744,756)	(665,068)
Intangible lease asset	219,770	243,312
Intangible lease asset, accumulated amortization	(145,742)	(147,043)
Construction in progress	11,152	17,059

Total real estate assets	3,676,828	3,763,527

Investment in unconsolidated joint ventures	42,018	43,940
Cash and cash equivalents	56,718	10,004
Tenant receivables, net of allowance for doubtful accounts	28,849	33,071
Straight line rent receivable	105,157	95,371
Notes receivable	61,144	58,739
Due from unconsolidated joint ventures	1,158	1,083
Prepaid expenses and other assets	23,724	21,456
Goodwill	180,097	180,097
Deferred financing costs, less accumulated amortization	5,306	7,205
Deferred lease costs, less accumulated amortization	192,481	180,852

Total assets	$4,373,480	$4,395,345

Liabilities:
Line of credit and notes payable	$1,402,525	1,516,525
Accounts payable, accrued expenses, and accrued capital expenditures	112,648	97,747
Deferred income	35,203	34,506
Intangible lease liabilities, less accumulated amortization	48,959	60,655
Interest rate swap	691	3,866

Total liabilities	1,600,026	1,713,299

Redeemable common stock	-	75,164

Stockholders’ equity :
Class A common stock	1,330	397
Class B-1 common stock	-	397
Class B-2 common stock	-	397
Class B-3 common stock	397	398
Additional paid in capital	3,661,308	3,477,168
Cumulative distributions in excess of earnings	(895,122)	(798,561)
Redeemable common stock	-	(75,164)
Other comprehensive loss	(691)	(3,866)

Piedmont stockholders’ equity	2,767,222	2,601,166
Non-controlling interest	6,232	5,716

Total stockholders’ equity	2,773,454	2,606,882

Total liabilities, redeemable common stock and stockholders’ equity	$4,373,480	$4,395,345

Net Debt (Total debt less cash and cash equivalents)	$1,345,807	$1,506,521
Total Gross Assets (1)	$5,263,978	$5,207,456
All classes of common stock outstanding at end of period	172,658	158,917

(1)	Total assets exclusive of accumulated depreciation and amortization related to real estate assets.

Piedmont Office Realty Trust, Inc.

Consolidated Statements of Income

Unaudited (in thousands)

	Three Months Ended		For the Year Ended
	12/31/2010	12/31/2009	12/31/2010	12/31/2009
Revenues:
Rental income	$110,778	$110,405	$442,687	$443,436
Tenant reimbursements	36,997	36,108	135,145	149,193
Property management fee revenue	948	928	3,212	3,111
Other rental income	2,589	1,982	7,794	2,764

Total revenues	151,312	149,423	588,838	598,504

Operating expenses:
Property operating costs	60,401	57,281	217,871	230,588
Depreciation	26,685	26,701	103,971	104,516
Amortization	11,523	16,172	44,931	57,300
General and administrative	7,824	6,219	29,201	27,315
Impairment loss on real estate assets	-	-	-	35,063

Total operating expenses	106,433	106,373	395,974	454,782

Real estate operating income	44,879	43,050	192,864	143,722

Other income (expense):
Interest expense	(17,378)	(19,488)	(72,761)	(77,743)
Interest and other income	491	652	3,489	4,450
Equity in income of unconsolidated joint ventures	630	672	2,633	104

Total other income (expense)	(16,257)	(18,164)	(66,639)	(73,189)

Income from continuing operations	28,622	24,886	126,225	70,533

Operating income, excluding impairment loss	1,017	1,179	5,089	4,645
Impairment loss	-	-	(9,587)	-
Gain (loss) on sale of real estate assets	(817)	-	(817)	-

Discontinued operations	200	1,179	(5,315)	4,645

Net income	28,822	26,065	120,910	75,178

Less: Net income attributable to noncontrolling interest	(122)	(119)	(531)	(478)

Net income attributable to Piedmont	$28,700	$25,946	$120,379	$74,700

Weighted average common shares outstanding - diluted	172,996	158,393	170,967	158,581

Net income per share available to common stockholders - diluted	$0.17	$0.16	$0.70	$0.47

Reconciliation of Net Income Excluding Impairment Charges:

Net income attributable to Piedmont			$120,379	$74,700
Impairment losses on consolidated properties			9,587	35,063
Impairment losses from unconsolidated JVs			53	2,570

Net income available to stockholders, exclusive of impairment charges			$130,019	$112,333

Weighted average common shares outstanding - diluted			170,967	158,581

Net income per share available to stockholders, exclusive of impairment charges - diluted			$0.76	$0.71

Piedmont Office Realty Trust, Inc.

Funds From Operations, Core Funds From Operations and Adjusted Funds From Operations

Unaudited (in thousands except for per share data)

	Three Months Ended		Year Ended
	12/31/2010	12/31/2009	12/31/2010	12/31/2009
Net income attributable to Piedmont	$28,700	$25,946	$120,379	$74,700

Depreciation (1) (2)	26,821	27,264	105,107	106,878
Amortization (1)	11,623	16,274	45,334	57,708
Net Loss on Sales of Properties (1)	792	-	792	-

Funds from operations	67,936	69,484	271,612	239,286

Impairment loss on real estate assets (1)	-	-	9,640	37,633

Core funds from operations	67,936	69,484	281,252	276,919

Depreciation of non real estate assets	173	171	707	632
Stock-based and other non-cash compensation expense	1,223	671	3,681	3,178
Deferred financing cost amortization	608	696	2,608	2,786
Straight-line effects of lease revenue (1)	(3,456)	(1,618)	(6,088)	(997)
Amortization of lease-related intangibles (1)	(1,331)	(1,663)	(5,793)	(5,399)
Income from amortization of discount on purchase of mezzanine loans	(473)	(334)	(2,405)	(2,278)
Non-incremental capital expenditures (3)	(26,594)	(19,974)	(58,305)	(46,452)

Adjusted funds from operations	$38,086	$47,433	$215,657	$228,389

Weighted average common shares outstanding-diluted	172,996	158,393	170,967	158,581

Funds from operations per share (diluted)	$0.39	$0.44	$1.59	$1.51
Core funds from operations per share (diluted)	$0.39	$0.44	$1.65	$1.75
Adjusted funds from operations per share (diluted)	$0.22	$0.30	$1.26	$1.44
(1)	Includes adjustments for wholly-owned properties and for our proportionate ownership in unconsolidated joint ventures.
(2)	Excludes depreciation of non real estate assets.
(3)

Capital expenditures of a recurring nature related to tenant improvements and leasing commissions that do not incrementally enhance the underlying assets’ income generating capacity. We exclude first generation tenant improvements and leasing commissions from this measure.

*Definitions

Funds From Operations (“FFO”): FFO is calculated in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines FFO as net income (computed in accordance with GAAP), excluding gains or losses from sales of property, adding back depreciation and amortization on real estate assets, and after the same adjustments for unconsolidated partnerships and joint ventures. Such factors can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. FFO may provide valuable comparisons of operating performance between periods and with other REITs. FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income. We believe that FFO is a beneficial indicator of the performance of an equity REIT. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than we do; therefore, our computation of FFO may not be comparable to that of such other REITs.

Core Funds From Operations (“Core FFO”): We calculate Core FFO by starting with FFO, as defined by NAREIT, and adjust for certain non-recurring items such as impairment losses and other extraordinary items. Such items create significant earnings volatility. We believe Core FFO provides a meaningful measure of our operating performance and more predictability regarding future earnings potential. Core FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income; therefore, it should not be compared to other REITs’ equivalent to Core FFO.

Adjusted Funds From Operations (“AFFO”): AFFO is calculated by deducting from Core FFO non-incremental capital expenditures and adding back non-cash items including non-real estate depreciation, straight lined rents and fair value lease revenue, non-cash components of interest expense and compensation expense, and by making similar adjustments for unconsolidated partnerships and joint ventures. Although AFFO may not be comparable to that of other REITs, we believe it provides a meaningful indicator of our ability to fund cash needs and to make cash distributions to equity owners. AFFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income, as an alternative to net cash flows from operating activities or as a measure of our liquidity.

Piedmont Office Realty Trust, Inc.

Same Store Net Operating Income

Unaudited (in thousands)

	Three Months Ended		Year Ended
	12/31/2010	12/31/2009	12/31/2010	12/31/2009
Net income attributable to Piedmont	$28,700	$25,946	$120,379	$74,700

Net income attributable to non-controlling interest	122	119	531	478
Interest Expense	17,378	19,488	72,761	77,743
Depreciation	26,995	27,434	105,814	107,510
Amortization	11,623	16,274	45,334	57,708
Impairment loss on real estate assets	-	-	9,640	37,633
Net loss on sales of properties(1)	792	-	792	-

Core EBITDA*	85,610	89,261	355,251	355,772

General & administrative expenses	7,934	6,297	29,624	27,558
Management fee revenue	(948)	(928)	(3,212)	(3,111)
Interest and other income	(491)	(652)	(3,489)	(4,450)
Lease termination income	(2,589)	(1,982)	(7,794)	(2,764)
Lease termination expense - straight line rent & acquisition intangibles write-offs	461	552	1,338	1,353
Straight line rent adjustment	(3,791)	(2,619)	(7,300)	(2,809)
Net effect of amortization of below-market in-place lease intangibles	(1,457)	(1,212)	(5,919)	(4,939)

Core net operating income (cash basis)*	84,729	88,717	358,499	366,610

Acquisitions	881	-	883	-
Dispositions	(1,119)	(1,672)	(6,169)	(6,667)
Industrial properties	(347)	(638)	(803)	(2,559)
Unconsolidated joint ventures	(1,165)	(1,156)	(4,835)	(4,793)

Same Store NOI*	$82,979	$85,251	$347,575	$352,591

Year over Year change in same store NOI	-2.7%		-1.4%

Fixed Charge Coverage Ratio (Core EBITDA/ Interest Expense)(1)	4.9
Annualized Core EBITDA (Core EBITDA x 4)	$342,440

(1)	Piedmont had no capitalized interest, principal amortization or preferred dividends for any of the periods presented.

*Definitions

Core EBITDA: Defined as net income before interest, taxes, depreciation and amortization and incrementally removing any impairment losses, gains or losses from sales of property, or other extraordinary items. We do not include impairment losses in this measure because we feel these types of losses create volatility in our earnings and make it difficult to determine the earnings generated by our ongoing business. We believe Core EBITDA is a reasonable measure of our liquidity. Core EBITDA is a non-GAAP financial measure and should not be viewed as an alternative measurement of cash flows from operating activities or other GAAP basis liquidity measures. Other REITs may calculate Core EBITDA differently and our calculation should not be compared to that of other REITs.

Core net operating income (“Core NOI”): Core NOI is defined as real estate operating income with the add-back of corporate general and administrative expense, depreciation and amortization, and casualty and impairment losses and the deduction of income and expense associated with lease terminations and income associated with property management performed by Piedmont for other organizations. We present this measure on a cash basis, which eliminates the effects of straight lined rents and fair value lease revenue. The company uses this measure to assess its operating results and believes it is important in assessing operating performance. Core NOI is a non-GAAP measure which does not have any standard meaning prescribed by GAAP and therefore may not be comparable to similar measures presented by other companies.

Same store net operating income (“Same Store NOI”): Same Store NOI is calculated as the Core NOI attributable to the properties owned or placed in service during the entire span of the current and prior year reporting periods. Same Store NOI excludes amounts attributable to industrial properties. We present this measure on a cash basis, which eliminates the effects of straight lined rents and fair value lease revenue. We believe Same Store NOI is an important measure of comparison of our stabilized properties’ operating performance. Other REITs may calculate Same Store NOI differently and our calculation should not be compared to that of other REITs.